Exhibit 10.2

Independent Director Appointment Agreement

This Independent Director Appointment Agreement (“Agreement”) is entered into and made effective on June 1, 2010, by and between Recovery Energy, Inc. a Nevada corporation (the “Company”), and Conway J. Schatz (“Schatz”).

WHEREAS, the Company and Schatz wish to retain Schatz's services under the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties agree as follows:

1. Appointment:  The Company hereby agrees to appoint Shatz as an Independent Director on the Board of Directors (the “Board”) of the Company, and Schatz hereby accepts such position, on the terms and conditions set forth below.  Schatz’s authority shall be consistent with that normally associated with and appropriate for such a position.

2. Start Date:  Schatz’s appointment will be effective on June 1, 2010 (the “Effective Date”).

3. Compensation and Expenses:

(a) Stock Compensation:

(i) Initial Grant.  On January 1, 2011, the Company will issue to Schatz 150,000 shares of common stock (the “Initial Grant”), which common stock shall vest, subject to acceleration as provided below, in the following increments on the specified dates, so long as Schatz is a director on such date:

(A) 50,000 shares shall vest on January 1, 2011;

(B) 50,000 shares shall vest on January 1, 2012; and

(C) 50,000 shares shall vest on January 1, 2013.

Notwithstanding any provision to the contrary, the Initial Grant shall vest upon the earlier to occur of a “Change in Control” of the Company (provided Schatz is a director immediately prior to the "Change in Control") or the termination of Schatz’s service as an Independent Director other than by Schatz’s voluntary resignation or for “Cause” (as each term is defined below).

For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the Effective Date, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 30% of the combined voting power of the Company’s then outstanding securities as of the Effective Date); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of the Company, or as a result of or in connection with a contested election of directors, the persons who were directors of the Company as of the Effective Date cease to constitute a majority of the Board; (C) by a transaction or series of transactions, the authority of the Board over any activities of the Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of the Company.

For purposes of this Agreement, “Cause” shall mean (A) Schatz’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by Schatz; (B) Schatz’s commission of a crime involving fraud or intentional dishonesty, which results in Schatz’s substantial personal enrichment and material adverse effect to the Company; (C) Schatz’s becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which Schatz is charged solely as a result of his position with the Company.

(b) Cash Compensation:  On a quarterly basis, the Company shall pay to Schatz $2,500 in cash compensation as directors fees.

(c) Expenses for this Agreement:  Within 30 days of receipt of an invoice, the Company will reimburse Schatz for reasonable legal expenses incurred in connection with this Agreement.

(d) Registration of Shares.  Upon request of Schatz from time to time, the Company will promptly file a registration statement with the Securities and Exchange Commission covering the shares of Common Stock contained in the Initial Grant, provided, that each such registration statement must cover a minimum of 100,000 shares of Common Stock.  The Company may include shares of Common Stock owned by other persons or to be issued by the Company  in each such registration statement.

4. Scope of Responsibilities.  As an Independent Director, subject to the terms of the immediately following paragraph, Schatz shall be responsible for contributing to the development and implementation of the Company’s strategic plan, locating and reviewing prospective acquisition targets, overseeing the development plan of acquired properties, and providing input on the Company’s development plan.  Schatz will initially serve on the Company’s Compensation Committee. Schatz shall provide those services required of an Independent Director under the Company’s articles of incorporation and bylaws, as both may be amended from time to time, and under the General Corporation Law of Nevada, the federal securities laws and other state and federal laws and regulations, as applicable; provided, however, in the event of a conflict or inconsistency between this Agreement and any governing document of the Company, this Agreement shall control.  In performing such activities, Schatz will devote only such time as he in his sole discretion deems necessary and appropriate.

Schatz for his own account and in collaboration with others is engaged in and will continue to be engaged in oil and gas exploration, development and production outside of the Company’s business.  The Company expressly acknowledges and agrees that if Schatz becomes aware of a business opportunity, he shall have no affirmative duty to present or make such opportunity available to the Company.  Furthermore, in the event Schatz pursues an opportunity for his own account or in collaboration with others, the Company shall not be entitled to any interest in or profits from such property or otherwise claim any right or damages resulting from Schatz’s pursuit of such opportunity.

The relationship between the parties shall be that of independent contracting parties. The Board and the Company expressly acknowledge and agree that neither shall have the right to direct Schatz with respect to the means or manner in which he fulfills his obligations and responsibilities under this Agreement. The Board and the Company are solely interested in the results obtained by Schatz in connection with his performance of services required hereunder.  Except as specifically provided in this Agreement, the Company hereby waives any conflict or potential conflict resulting from Schatz’s activities conducted apart from the business of the Company.

5. Representations and Warranties.  The Company represents and warrants to Schatz that this Agreement has been duly authorized, executed and delivered by the Company and, upon execution by Schatz, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

6. Indemnity.  The Company agrees that if Schatz is made a party to or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Schatz is or was a trustee, director or officer of the Company or any predecessor or successor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor or successor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding alleges action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Schatz shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Costs (as defined below) incurred or suffered by Schatz in connection therewith, and such indemnification shall continue as to Schatz even if he has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.  The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the bylaws or any other governing document of the Company.

(a) Costs.  For purposes of this Section 8, the term “Costs” shall include, without limitation unless deemed for cause, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(b) Enforcement.  If a claim or request under this Section 8 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Schatz may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Schatz shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

(c) Payment of Costs.  Costs incurred by Schatz in connection with any Proceeding shall be paid by the Company within thirty (30) days notice of Schatz’s request for such payment, provided that Schatz has delivered to the Company written notification of (i) his agreement to reimburse the Company for Costs with respect to which Schatz is not eligible for payment or reimbursement, and (ii) a statement of his good faith belief that he has satisfied the standard of conduct necessary for indemnification under this Section 6.

(d) Insurance.  The Company will maintain a Director’s and Officer’s Insurance Policy naming Schatz as a covered party in amount deemed mutually sufficient to the Company and Schatz.

7. Survival of Certain Provisions.  The representations, warranties and covenants and indemnity provisions contained in Sections 5 and 6 of this Agreement and the Company’s obligation to pay or issue to Schatz, or to cause Schatz to vest in, any compensation or compensatory awards earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement and shall be binding upon, and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

8. Notices.  Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 1515 Wynkoop Street, Suite 200, Denver, CO 80202, with a copy to Jeffrey Knetsch, at his office at Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, CO  80202 and (b) if to Schatz, at his offices at 730 17th Street, Suite 800, Denver, CO 80202.

9. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10. Third Party Beneficiaries.  This Agreement has been and is made solely for the benefit of the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

11. Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Legal Fees.  If any arbitration or litigation shall rise between the Company and Schatz regarding any provision of this Agreement, the Company shall reimburse Schatz for all legal fees and expenses incurred by him in connection with such contest or dispute unless an unlawful act has preceded, but only if Schatz substantially prevails in such action. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

13. Reimbursement of Expenses.  Schatz shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Schatz in the performance of his duties or otherwise in furtherance of the business of the Company, as well as any expenses specified in this Agreement, in accordance with the policies of the Company in effect from time to time.  No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred.  Expenses eligible for payment or reimbursement in any one taxable year shall not affect the amount of expenses eligible for payment or reimbursement in any other taxable year, and the right to expense payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

14. Modification; Entire Agreement.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Schatz and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except or otherwise provided in Section 8 herein, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to its conflicts of law principles.

15. Choice of Law, Jurisdiction and Venue.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without regard to Colorado’s choice of law rules.  Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, subject to Section 8 herein, shall be instituted and maintained in the State of Colorado. If it is judicially determined that either party may file an action, suit or judicial proceeding in federal court, such action, suit or judicial proceeding shall be in the Federal District Court for the District of Colorado.

The parties’ authorized representatives have executed this Agreement as of the date above.

Conway J. Schatz	Recovery Energy, Inc.

By: /s/ Conway J. Schatz	By: /s/ Roger A. Parker
Name: Roger A. Parker,
Title: Chief Executive Officer